EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 30, 2020 by and between Vayu (U.S.), Inc, a Delaware corporation (“Company”), and Daniel Pepper  (“EMPLOYEE”). Alpine 4 Technologies, Ltd., a Delaware corporation (“ALPP”) is a party hereto for certain limited purposes under the Agreement.

WHEREAS, concurrent with the execution of this agreement, the Company, ALPP and other parties thereto are entering into a Merger Agreement (as it may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”); and

WHEREAS, following the closing of the transaction contemplated under the Merger Agreement (the “Closing”), the Company desires to employ the EMPLOYEE as Chief Executive Officer as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.THE DUTIES.  Subject to the terms of this Agreement, Company hereby engages EMPLOYEE to perform, and EMPLOYEE shall perform, such DUTIES (the “DUTIES”) as specified in Exhibit A attached hereto, as amended from time to time in writing signed by Company and EMPLOYEE (the “Scope of DUTIES”).  EMPLOYEE shall report directly to the COO, CEO, or Board of Directors (the “Board”), or its designee, of ALPP.

2.TERM; TERMINATION.

2.1.Term.  This Agreement shall come into effect immediately following the Closing (the “Effective Date”) and will terminate automatically on the earlier of prior written notice by either party to the other of termination (“Termination Notice”) of the DUTIES subject to Section 2.2, below (“Term”).

2.2.Termination of Employment for Cause or Good Reason.  For the first twelve (12) months of the Term (“Initial Period”), EMPLOYEE can only be terminated for Cause or may resign for Good Reason. Following the Initial Period, EMPLOYEE can be terminated for Cause or without Cause at the sole discretion of ALPP.  For purposes of this Section 2.2:

(a)“Cause” for the Company to terminate the EMPLOYEE hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board in good faith.

(i)The EMPLOYEE’s conviction of any felony or any crime involving moral turpitude or dishonesty;

(ii)The EMPLOYEE’s participation in a fraud involving or against the Company;

(iii)The EMPLOYEE’s willful and material breach of his DUTIES that is not cured within thirty (30) calendar days after the EMPLOYEE’s written notice from the Board of such a breach; or

(iv)The EMPLOYEE’s intentional and material damage to the Company’s property.

(b)“Good Reason” for the EMPLOYEE, exercising his sole discretion, to terminate his DUTIES hereunder shall mean the occurrence of any of the following events:

(i)A material change in the geographic location at which the EMPLOYEE must perform his or her duties to a point that is located more than fifty (50) miles from the EMPLOYEE’s residence as set forth on the signature page hereto or, in the event that the EMPLOYEE elects to perform the DUTIES required by this Agreement at any other business office established by the Company, a material change in the geographic location at which the EMPLOYEE must perform his or her duties to a point that is located more than fifty (50) miles from such business office; or

(ii)Voluntary resignation between the sixth (6th) month anniversary of the Initial Period and termination of the Initial Period.

2.3.Termination Notice.  This Agreement shall terminate two (2) weeks after receipt of a Termination Notice by either party.

2.4.Effect of Termination.  Termination of this Agreement will constitute termination of the EMPLOYEE’S DUTIES.  Notwithstanding the foregoing, Sections 2.3, 3 through 7, and Exhibit A of this Agreement will survive termination of this Agreement and EMPLOYEE, ALPP and the Company shall remain bound thereby.

3.COMPENSATION; PAYMENTS; EXPENSES; BENEFITS.

3.1.Compensation.  Company will pay EMPLOYEE at the base annual rate of $120,000 during the Initial Period with a base annual rate increase of no less than five-percent (5%) per annum during subsequent years of the Term after the Initial Period.  EMPLOYEE shall be paid in accordance with the Company’s normal payroll cycle.

3.2.Expenses.  Company will reimburse EMPLOYEE for all “out of pocket” expenses incurred in rendering the DUTIES.

3.3.Benefits.  EMPLOYEE shall be entitled to participate in all health, dental, vision and retirement benefit programs offered by either the Company or ALPP, at his sole discretion on election.

4.COVENANTS, REPRESENTATIONS AND WARRANTIES.  EMPLOYEE hereby covenants, represents and warrants to Company that:

4.1.Performance of DUTIES.  The DUTIES shall be performed in a professional and workmanlike manner and in accordance with industry standards.  Any deliverables provided by EMPLOYEE shall comply with the requirements set forth in the Scope of DUTIES.  EMPLOYEE shall not subcontract or assign DUTIES without Company’s prior written consent.

4.2.No Conflicts.  EMPLOYEE’s performance of all the terms of this Agreement and EMPLOYEE’s work for Company does not and will not breach any invention, assignment or proprietary information agreement with any former employer or other party, or create any conflict of interest with anyone.  EMPLOYEE will not enter into any other agreement with any other person or entity, either written or oral, in conflict with the terms of this Agreement.

4.3.Limitation on Disclosures.  EMPLOYEE will not disclose to Company or use for the benefit of Company any confidential information of a third party or derived from sources other than engagement with Company or association with Company during the Term.

4.4.No Conflicts of Interest.  During the term of this Agreement, EMPLOYEE will not without the prior written approval of the Company directly or indirectly participate in or assist any business that is a current or potential supplier, customer or competitor of Company; provided, however, that EMPLOYEE may invest in such companies to an extent not exceeding one percent (1%) of the total outstanding shares in each of one or more such companies whose shares are listed on a national securities exchange or quoted daily by NASDAQ or NYSE.

4.5.Non-Solicitation.  During EMPLOYEE’s employment with Company and for one (1) year after termination of employment with the Company for Cause or Good Reason during the Initial Period, or termination for any reason after the Initial Period, in order to enable Company to maintain a stable work force and to operate its business, EMPLOYEE shall not, without the prior written consent of the Company, either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees, contractors, vendors or customers to leave their employment or engagement with Company, either for EMPLOYEE or for any other person or entity.

5.CONFIDENTIALITY.

5.1.Definition of Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed by Company to EMPLOYEE, whether during or before the term of this Agreement, that is acknowledged as confidential by Company or whose confidential nature is reasonably apparent based on the circumstances under which the information was made available, including without limitation: (a) all matters of a technical nature, such as trade secrets, intellectual property, know-how, formulae, computer programs, source code, object code, machine code, routines, algorithms, software and documentation, secret processes or machines, inventions and research projects; (b) all matters of a business nature, such as information about costs, profits, markets, sales, customers, business contacts, suppliers, and employees (including salary, evaluation, and other personnel data); (c) all plans for further development; and (d) any other information of a similar nature.  Although certain information or technology may be generally known in the relevant industry, the fact that Company uses it, and how Company uses it, may not be so known, and therefore is Confidential Information.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them and the results obtained thereby are so known, and in such instance that fact also is Confidential Information.  For the avoidance of doubt, Confidential Information may include proprietary or confidential information of any third party disclosed to Company under condition of confidentiality.  Notwithstanding the foregoing, “Confidential Information” does not include information that EMPLOYEE can demonstrate by documentation: (w) was already known to EMPLOYEE without restriction on use or disclosure prior to receipt of such information from Company; (x) was or is independently developed by EMPLOYEE without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement; or (z) was received by EMPLOYEE from a third party who was not, at the time, under any obligation to maintain the confidentiality of such information.

5.2.Obligations of Confidentiality and Limited Use.  EMPLOYEE shall regard and preserve as confidential, and shall not divulge to unauthorized persons or use, or authorize or encourage persons who are under EMPLOYEE’s direction or supervision to use, for any unauthorized purposes, either during or after the term of the engagement, any Confidential Information.

5.3.Exceptions to Obligations of Non-Disclosure.  Notwithstanding the foregoing nondisclosure obligations:

(a)EMPLOYEE may disclose Confidential Information to the extent required by law or valid order of a court or other governmental authority; provided that EMPLOYEE shall first have given notice to Company and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; and

(b)Pursuant to 18 U.S.C. Section 1833(b), EMPLOYEE shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.4.Return of Confidential Information.  Upon request by Company, EMPLOYEE agrees to promptly deliver or destroy (as instructed by Company) to Company the original and any copies of Confidential Information, whether physical or digital.

6.OWNERSHIP RIGHTS.

6.1.Ownership of Inventions.  EMPLOYEE will promptly disclose in writing to the Company all inventions (whether or not patentable), ideas, improvements, techniques, know-how, concepts, processes, discoveries, developments, designs, formulae, artwork, content, software programs, other copyrightable works, trade secrets, technology, algorithms, data and any other work product created, conceived or developed by EMPLOYEE (whether alone or jointly with others) for Company during or before the term of this Agreement in connection with the DUTIES or which relate to any Confidential Information (collectively, “Inventions”).  EMPLOYEE hereby agrees that all Inventions and all right, title and interest therein, including without limitation patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”), are the sole property of Company.  EMPLOYEE agrees to assign and hereby assigns to Company all Inventions and all Rights.  EMPLOYEE agrees to perform all acts deemed necessary or desirable by Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights and/or EMPLOYEE’s assignment with respect to such Inventions in any and all countries.  Such acts may include without limitation the execution of documents and assistance or cooperation in legal proceedings.  EMPLOYEE hereby irrevocably designates and appoints Company and its duly authorized officers and agents as EMPLOYEE’s agents and attorneys-in-fact to act for and on behalf and instead of EMPLOYEE to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by EMPLOYEE.

6.2.Ownership of Confidential Information.  As between the parties, EMPLOYEE hereby agrees that all Confidential Information and rights therein are the sole property of Company.  EMPLOYEE agrees to assign and hereby assigns to Company any rights or interests EMPLOYEE may have or acquire in Confidential Information and all rights relating to all Confidential Information.

6.3.License to Preexisting IP.  EMPLOYEE agrees not to use or incorporate into Inventions any intellectual property developed by any third party or by EMPLOYEE other than in the course of performing the DUTIES (“Preexisting IP”).  In the event EMPLOYEE uses or incorporates Preexisting IP into Inventions, EMPLOYEE hereby grants to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide right, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Inventions.  However, in no event will EMPLOYEE incorporate into Inventions any software code licensed under the GNU GPL or LGPL or any similar “open source” license.  EMPLOYEE represents and warrants that EMPLOYEE has an unqualified right to license to Company all Preexisting IP as provided in this Section 6.3.

7.GENERAL TERMS.

7.1.Severability; Amendment; Waiver.  If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby.  This Agreement may not be amended or waived except in a written amendment executed by EMPLOYEE and an officer of Company and ALPP.  The waiver of any one default will not waive any other default.

7.2.Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Michigan, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.  The prevailing party will be entitled to reasonable attorneys’ fees and expenses.

7.3.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth in the signature block below or such other address as either party may specify in writing.

7.4.Assignment.  Neither party shall assign this Agreement without the prior written consent of the other party.  This Agreement will inure to the benefit of and will be binding upon the successors and permitted assigns of the parties, including without limitation any entity acquiring all or substantially all of the assets or voting stock of Company and any wholly-owned U.S. subsidiary of Company.

7.5.Interpretation.  The language of this Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.  The section headings in this Agreement are solely for convenience and will not be considered in its interpretation.

7.6.Counterparts; Exhibits.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  The exhibits referred to herein and annexed hereto are hereby incorporated into and made a part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, for the purpose of binding the parties hereto to this Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated below.  EMPLOYEE understands that, notwithstanding the date of execution or acceptance by Company, this Agreement is effective as of the Effective Date.

COMPANY

VAYU US, INC.

By:	/s/ Daniel Pepper
Name:	Daniel Pepper
Title:

ALPP

ALPINE 4 TECHNOLOGIES, LTD.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	President, CEO

EMPLOYEE

By:	/s/ Daniel Pepper
Daniel Pepper

Address:

Phone:

Email:

SIGNATURE PAGE TO EMPLOYEE AGREEMENT

EXHIBIT A

SCOPE OF DUTIES AND COMPENSATION

DUTIES

Reporting Relationships:  This position will report directly to the COO and CEO of ALPP and the Company.

EMPLOYEE:

•Provide input on Strategic planning and execution to enhance profitability, productivity and efficiency throughout the company’s operations.

•Ensure that all the knowledge transfer of; design specifications, patent input, operational systems, Vayu’s X5, G1, and G2 aircraft, production techniques, customer base, 3rd party software and internally written code is transferred and properly understood.

COMPENSATION

In addition to the compensation set forth in Section 3.1 of the Agreement, EMPLOYEE shall be entitled to the following stock grants in ALPP:

Equity

Initial Grant.  As compensation for the DUTIES, on the Closing Date (as such term is defined in the Merger Agreement), ALPP will grant or cause the Company to grant to Mr. Pepper 200,000 of Series D Preferred Convertible Stock restricted stock units (“Restricted Stock Units”) of ALPP with a stipulated value of $700,000, which has been based solely on mutual consent and not pursuant to independent appraisal.  The grant of the Restricted Stock Units herein shall be read consistently with the Alpine 4 Technologies Ltd. Notice of Restricted Stock Unit Award and Award Agreement (Restricted Stock Units) between EMPLOYEE and ALPP, which is incorporated herein by reference.

Vesting of Restricted Stock Unit Grants:  Two vesting requirements will be required to be satisfied for a Restricted Stock Unit to vest: a time and service-based requirement (the “Service-Based Requirement”); and the “Trigger Event Requirement” (defined below). A Restricted Stock Unit shall actually vest (and therefore becomes a “Vested RSU”) on the first date upon which both the Service-Based Requirement and the Trigger Event Requirement are satisfied with respect to that particular Restricted Stock Unit (the “Vesting Date”).

Service-Based Requirement:

•The Service-Based Requirement for each Restricted Stock Unit grant pursuant to this Agreement will be satisfied in equal monthly installments as follows: 1/6 of the RSUs will have the Service-Based Requirement satisfied in equal monthly installments during the 6 months following the Effective Date, subject to the EMPLOYEE’s continuous provision of DUTIES.  For the avoidance of doubt, the Additional Restricted Stock Units will have satisfied the Service-Based Requirement in full on the date of grant.

•Acceleration:  In the event that EMPLOYEE’s DUTIES with the Company are terminated by the Company (or its successor) without Cause (as defined in the Agreement) after the Initial Period, or by the EMPLOYEE for Good Reason (as defined in the Agreement) on account of or within six (6) months following the Effective Date, all of the Restricted Stock Unit awards granted to EMPLOYEE or required to be granted to EMPLOYEE pursuant to the terms of this Agreement shall automatically vest in full solely with respect to the Service-Based Requirement as of the date of such termination.

Trigger Event Requirement:

•The Trigger Event Requirement shall be satisfied in full on the earlier of (A) the registration of the Corporation’s Class A Common Stock after the Date of Grant pursuant to the registration rights set forth in the Certificate of Designation related to the Series D Convertible Preferred Stock, (B) the fifth day after the date on which (i) the Corporation’s Class A Common Stock, or any other common stock, first trades on a national securities exchange (including but not limited to NASDAQ, NYSE, or NYSE American), (ii) the Company’s capital stock has five days of trading volume over >$5 million, and (iii) such shares of capital stock issued upon settlement of the RSUs are registered with the Securities and Exchange Commission, or (C) a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or (ii) a merger, consolidation or other similar business combination involving the Company, if, upon completion of such transaction the beneficial owners of voting equity securities of the Company immediately prior to the transaction beneficially own less than fifty percent of the successor entity’s voting equity securities; provided, that “Change of Control” shall not include a transaction where the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist primarily of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

Upon settlement of the Vested RSUs, Mr. Pepper shall have the right to begin converting the Restricted Stock Units issued upon settlement of the Restricted Stock Units to Class A Common Stock shares of ALPP. The number of shares of the Corporation’s Class A Common Stock into which the Series D Preferred Stock shares shall be convertible shall be determined by multiplying the number of shares of Series D Preferred Stock to be converted by $3.50, and then dividing that product by the Conversion Price (as such term is defined in the Merger Agreement).

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